Exhibit 12.1



Ratio of Earnings to Fixed Charges
(Dollars in Million)

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


                             Eight            Four                                                                   Pro Forma
                             Months           Months                             Year Ended December 31,             Three
                             Ended            Ended         -------------------------------------------------------  Months
                             Aug. 31,         Aug. 31,      1994       1995       1996          Actual    Pro Forma  Ended Mar.
                             1993             1993                                              1997      1997       31, 1998
                           ---------------------------------------------------------------------------------------------------
Income (loss) from con-
tinuing operations before
income taxes and
cumulative effect of
changes in accounting
principles                  $    24.8    $   10.2      $   11.0   $    7.1   $     (5.4)   $     12.1  $   (19.3)  $   (17.1)
                           ---------------------------------------------------------------------------------------------------
Fixed Charges                     4.2        10.6          35.0       38.5         36.8          34.0       50.1        12.5



Earnings                    $    29.0    $   20.8      $   46.0   $   45.6   $     31.4    $     46.1  $    30.8   $   (4.6)

                           ----------------------------------------------------------------------------------------------------

Ratio of earnings to
fixed charges                   6.90x        1.96x         1.31x      1.18x       0.85x        1.36x       0.61x       (0.37)

                           ----------------------------------------------------------------------------------------------------
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For the year ended December 31, 1996 and the Pro Forma year ended
December 31, 1997 and three months ended March 31, 1998 earnings were insufficient to cover fixed charges by $5.4 million, $19.3 million and $17.1 million, respectively.


For purposes of computing these ratios and amounts, earnings consisted of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on debt, amortization of financing costs and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expenses.